UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2015

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36146 (Commission File Number)	27-4332098 (IRS Employer Identification No.)

1100 CommScope Place, SE, Hickory, North Carolina	28602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information required by this item is included in Item 2.03 below and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 29, 2015, CommScope Finance LLC (the “Borrower”), a wholly owned subsidiary of CommScope Holding Company, Inc. (the “Company”), entered into an escrow credit agreement (the “Escrow Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto. The Escrow Credit Agreement provides $1,250.0 million of term loans. The Borrower intends to use borrowings under the Escrow Credit Agreement, together with cash on hand and the issuance of senior notes by a wholly owned subsidiary of the Company, to finance the Company’s acquisition (the “Acquisition”) of the Broadband Network Solutions business of TE Connectivity Ltd. Upon and in connection with the consummation of the Acquisition, the term loans under the Escrow Credit Agreement will be assumed by CommScope, Inc., as borrower under the credit agreement governing the Company’s existing term loan facility that matures in January 2018 (the “existing term loan facility”), and such term loans will be deemed to be incremental term loans under the existing term loan facility.

The term loans incurred under the Escrow Credit Agreement are scheduled to mature on December 29, 2022. The term loans under the Escrow Credit Agreement (solely after they are assumed by CommScope, Inc. and become incremental term loans under the credit agreement governing the existing term loan facility) will be subject to the same terms as the existing term loan facility. The term loans under the Escrow Credit Agreement, prior to being assumed by CommScope, Inc., will accrue interest at a per annum rate equal to the sum of the eurodollar (LIBOR) rate (subject to a floor) plus an additional margin. The term loans under the Escrow Credit Agreement must be repaid if certain events occur, including if the stock and asset purchase agreement governing the Acquisition is terminated. If the Acquisition does not occur prior to April 27, 2016 (the “Outside Date”), the term loans must be repaid within 5 days of the Outside Date. The Escrow Credit Agreement contains negative covenants that restrict the Borrower from (i) engaging in any material activities other than performing its obligations under the Escrow Credit Agreement and related documents, (ii) issuing indebtedness other than pursuant to the Escrow Credit Agreement and performing its obligations thereunder, (iii) entering into transactions other than in connection with the Acquisition and (iv) engaging in other activities reasonably related or incidental thereto. The Escrow Credit Agreement contains customary events of default (subject to customary grace periods and materiality thresholds). Upon the occurrence of certain events of default, the obligations under the Escrow Credit Agreement may be accelerated. The term loans under the Escrow Credit Agreement are secured by a first priority, perfected lien on the proceeds of the term loans funded into an escrow account in accordance with the Escrow Credit Agreement. The Escrow Credit Agreement and related documents contain certain customary conditions to the release of funds from the escrow account, including the assumption of the new term loans by CommScope, Inc. pursuant to the credit agreement governing the existing term loan facility, and the substantially concurrent consummation of the Acquisition.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Escrow Credit Agreement. A copy of the Escrow Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.

10.1	Escrow Credit Agreement, dated as of June 29, 2015, among CommScope Finance LLC, as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.

Date: June 29, 2015	By:	/s/ Frank B. Wyatt, II
	Name:	Frank B. Wyatt, II
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Escrow Credit Agreement, dated as of June 29, 2015, among CommScope Finance LLC, as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent